Exhibit 10.5
Form of Transitional Award

CASH-SETTLED PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS CASH-SETTLED PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of __________ (the “Award Date”) between Ocwen Financial Corporation, a Florida corporation (the “Corporation”), and _______________, an employee of the Corporation or of a Subsidiary (the “Participant”).

WHEREAS, the Corporation desires, by granting to the Participant an award of cash-settled stock units pursuant to the Corporation’s 2017 Performance Incentive Plan (the “2017 Plan”), to further the objectives of the 2017 Plan;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.    STOCK UNIT GRANT

The Corporation hereby grants to the Participant, pursuant to and subject to the 2017 Plan, an aggregate “target” of _________ stock units (the “Stock Units”), on the terms and conditions herein set forth (the “Award”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the 2017 Plan) solely for purposes of the 2017 Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Stock Units vest pursuant to Paragraph 2 below. The Stock Units shall not be treated as property or as a trust fund of any kind. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the 2017 Plan.

2.    VESTING OF STOCK UNITS

A.	Generally

Subject to the following provisions of this Paragraph 2 and Paragraph 4, in order for the Stock Units to become vested and payable, the Stock Units subject to the Award must satisfy the performance-based vesting conditions as set forth in Appendix A hereto, incorporated herein by this reference, with one-third of the total target number of Stock Units subject to the award eligible to vest on each of the first, second, and third anniversaries of the Award Date (each, a “Vesting Date”, and with the Vesting Dates subject to adjustment as set forth in Paragraph 2 hereof).

B.	Retirement or Termination by the Corporation Without Cause

If the Participant’s employment with the Corporation or any of its Subsidiaries terminates by reason of the Participant’s (i) Retirement or (ii) termination by the Participant’s employer without Cause (other than following a 409A Change of Control (as defined below)) at any time on or before the third anniversary of the Award Date, the Award shall remain outstanding and eligible to vest as though no such termination of the Participant’s employment had occurred. In such circumstances, if the applicable performance-based vesting conditions set forth in Appendix A are satisfied as of the applicable Vesting Date, the applicable portion of the Award that is then outstanding and unvested shall vest on the applicable Vesting Date as provided in Appendix A, subject, however, to the Participant satisfying the release requirement set forth in the following sentence and further subject to the Participant’s continued compliance with the conditions set forth in Paragraph 5 hereof through such Vesting Date. As a condition of any such vesting, the Participant shall, not later than 21 days after such a termination of the Participant’s employment (or such longer period as may be required under applicable law for the Participant to consider the release in order for the release to be effective) provide the Corporation with a valid, executed written release of claims in a form acceptable to the Corporation, and such release shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law. Any such Stock Units that vest after the Participant’s Retirement or termination by the Participant’s employer without Cause shall be paid in accordance with Paragraph 7 hereof.

For purposes of this Agreement, “Retirement” shall mean termination (other than by reason of death, Disability (as defined below) or by the Participant’s employer for Cause) of the Participant's employment with the Corporation or one of its Subsidiaries; provided, however, that for purposes of this Agreement only, the Participant must have attained the age of 60 and been an employee of the Corporation or any of its Subsidiaries for not less than 5 years as of the date of termination of employment by reason of Retirement.

For purposes of this Agreement, “Cause” shall mean that the Administrator, acting in good faith based on the information then available to it, determines that the Participant: (a) has been convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof or other applicable jurisdiction); (b) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of the Participant’s duties for the Corporation or any of its Subsidiaries; (c) the Participant has willfully failed to substantially perform the Participant’s duties for the Corporation or any of its Subsidiaries; (d) has materially breached any of the provisions of any agreement to which the Participant is a party with the Corporation or any of its Subsidiaries; or (e) has materially breached any written policy of the Corporation or any of its Subsidiaries that is applicable to the Participant in the course of the Participant’s employment and has been communicated to the Participant; provided, however, as to clauses (c), (d) and (e) only, that Cause shall only exist if the Corporation or a Subsidiary (as the case may be) shall have provided written notice to the Participant of the condition(s) claimed to constitute Cause under such clause and the Participant shall have failed to remedy such circumstance(s) within 30 days following the date of such notice.

The Stock Units subject to the Award remain subject to forfeiture should the applicable performance conditions as provided in Appendix A not be met as of an applicable Vesting Date.

For clarity, for purposes of this Agreement no termination of the Participant’s employment shall be deemed to have occurred if the Participant ceases to be employed by the Corporation or a Subsidiary but, immediately thereafter, continues in the employ of another Subsidiary or the Corporation.

C.	Death or Disability

If the Participant’s employment with the Corporation or any of its Subsidiaries is terminated by reason of the Participant’s death or Disability on or before the third anniversary of the Award Date, the unvested portion of the Award that remains outstanding and is scheduled to vest on the next Vesting Date following the date of the termination of the Participant’s employment (the “Separation Date”) shall immediately vest on a pro-rata basis in proportion to the percentage of the corresponding vesting period the Participant was employed by the Corporation or one of its Subsidiaries prior to such termination of the Participant’s employment. In such circumstances, the performance-based vesting condition as to the next Vesting Date scheduled to occur following the Separation Date shall be deemed to have been achieved at “Target” as set forth in Appendix A. Such Stock Units shall be paid in accordance with Paragraph 7 hereof, provided that the Vesting Date as to such Stock Units shall be deemed to be the Separation Date. Any remaining unvested portion of the Award after giving effect to such acceleration shall terminate and be cancelled as of the Separation Date. (For clarity, if the Participant’s employment with the Corporation or any of its Subsidiaries terminated by reason of the Participant’s death or Disability mid-way between the first Vesting Date and the second Vesting Date, the Participant would vest in one-half of the “target” number of Stock Units subject to the Award corresponding to the second Vesting Date (i.e., one-half of one-third of the total target number of Stock Units subject to the Award), and any remaining unvested portion of the Award would terminate and be cancelled.) For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Administrator, renders the Participant unable to perform the essential functions of his employment with the Corporation or such Subsidiary, even with reasonable accommodation that does not impose an undue hardship on the Corporation or Subsidiary, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

D.    Change of Control

If a 409A Change of Control occurs, the Award, to the extent then outstanding and unvested, shall remain outstanding and eligible to vest on the Vesting Dates that are scheduled to occur after the date of such 409A Change of Control, provided that as of each Vesting Date following the Change of Control, the performance-based vesting condition shall be deemed to have been achieved at “Target” as set forth in Appendix A (that is, following the 409A Change of Control, the Award will be subject to only time-based vesting based on the Participant’s continued employment, and not a performance-based measure). Such Stock Units shall be paid in accordance with Paragraph 7 hereof. For clarity, the performance-based vesting provisions set forth in Appendix A shall continue to apply as to any Vesting Date that occurred on or prior to the date of such 409A Change of Control. As used herein, “409A Change of Control” shall mean the occurrence of (a) a “change in the ownership” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(v) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire ownership of Corporation stock which constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation), (b) a “change in the effective control” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire during a period of not more than twelve months ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation; or certain majority changes in the membership of the Board occur over a period of not more than twelve months), or (c) a change “in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire during a period of not more than twelve months assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Corporation immediately before such acquisition(s)).

Except as expressly otherwise provided in this Paragraph 2, the Participant’s continued employment at each applicable Vesting Date following the 409A Change of Control shall be a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement.

If the Participant’s employment terminated in the circumstances set forth in Paragraph 2.B prior to the 409A Change of Control and the conditions to vesting pursuant to Paragraph 2.B are satisfied, the performance-based vesting condition shall be deemed to have been achieved at “Target” as set forth in Appendix A as to any Vesting Date that was scheduled to occur following the 409A Change of Control and such Stock Units shall be paid in accordance with Paragraph 7 hereof except that the Vesting Date shall be deemed to be the date of such 409A Change of Control as to such Stock Units.

E.     Post Change of Control Termination by the Corporation Without Cause or Resignation for Good Reason

If, following a 409A Change of Control, (i) the Corporation (or Subsidiary that employs the Participant, as the case may be) terminates the Participant’s employment for any reason other than Cause or (ii) the Participant resigns employment with the Corporation (or Subsidiary that employs the Participant, as the case may be) for Good Reason, the Stock Units subject to the Award that are outstanding and unvested as of such termination of the Participant’s employment shall vest as of the Separation Date (with the performance-based vesting condition deemed to have been achieved at “Target” as set forth in Appendix A as to any Vesting Date that was scheduled to occur following the 409A Change of Control) and such Stock Units shall be paid in accordance with Paragraph 7 hereof except that the Vesting Date shall be deemed to be the Separation Date as to such Stock Units, subject, however, to the Participant satisfying the release requirement set forth in the following sentence. As a condition of any such vesting, the Participant shall, not later than 21 days after such a termination of the Participant’s employment (or such longer period as may be required under applicable law for the Participant to consider the release in order for the release to be effective) provide the Corporation with a valid, executed written release of claims in a form acceptable to the Corporation, and such release shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law.

For the purposes of this Agreement, “Good Reason” means, a (1) a material reduction by the Corporation in Participant’s base salary; (2) a material diminution in Participant’s position; or (3) a relocation of Participant’s location of employment by more than 50 miles from the office where Participant is located as of the Award Date; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination for Good Reason unless both (x) the Participant provides written notice to the Corporation of the condition(s) claimed to constitute grounds for Good Reason within 60 days of the initial existence of such condition(s), and (y) the Corporation or Subsidiary (as the case may be) fails to remedy such condition(s) within 30 days after receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment shall not constitute a termination for Good Reason unless such termination occurs not more than 180 days following the initial existence of the condition claimed to constitute grounds for Good Reason.

F.    Continued Employment

Except as expressly otherwise provided in this Paragraph 2, the vesting schedule set forth in Appendix A requires continued employment through each applicable Vesting Date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as expressly otherwise provided in this Paragraph 2, employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Paragraph 4 below or under the 2017 Plan. As used in this Agreement, references to the Participant’s “employment” (and similar references to the Participant’s being “employed” and an “employee”) shall include any period when the Participant is either (i) an employee of the Corporation or any of its Subsidiaries or (ii) a member of the Board.

3.DIVIDEND AND VOTING RIGHTS

The Participant shall have no rights as a stockholder of the Corporation, no dividend rights, and no voting rights with respect to the Stock Units.

4.    TERMINATION OF AWARD

If, prior to vesting of the entire Award, the Participant’s employment with the Corporation or any of its Subsidiaries terminates other than under circumstances described in Paragraph 2, above (or if the termination occurs in circumstances described in Paragraph 2 above but a release or other condition to the treatment otherwise provided for in Paragraph 2 above in the circumstances is not satisfied), the Award, to the extent then outstanding and unvested, shall terminate and be cancelled as of the last day of the Participant’s employment with the Corporation or such Subsidiary. If any unvested Stock Units are terminated hereunder (including, without limitation, pursuant to Appendix A, Paragraph 2 or this Paragraph 4), such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

5.    CONDITIONS UPON RETIREMENT

If the Participant’s employment with the Corporation or any of its Subsidiaries terminates by reason of Retirement, the rights of the Participant with respect to the Award shall be subject to the conditions that until the Award is vested, he/she shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Corporation or any of its direct or indirect Subsidiaries, and (b) be available, unless he/she shall have died, at reasonable times for consultations at the request of the Corporation’s management with respect to phases of the business with which he/she was actively connected during his/her employment, but such consultations shall not be required to be performed during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to any outstanding and unvested portion of the Award, as of the date of the breach of the conditions of this Paragraph 5. Any determination by the Board that the Participant is or has engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

6.    NO EMPLOYMENT COMMITMENT

Nothing contained in this Agreement or the 2017 Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at will who is subject to termination with or without Cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

7.    TIMING AND MANNER OF PAYMENT OF STOCK UNITS

On or as soon as administratively practical following each Vesting Date as provided in Appendix A or Paragraph 2 hereof (and in all events not later than 74 days after the Vesting Date), the Corporation shall deliver to the Participant a cash payment (subject to any withholding for taxes pursuant to Paragraph 8) equal to the number of Stock Units that vested on such Vesting Date multiplied by the applicable Payment Value. The “Payment Value” as of a particular Vesting Date is the sum of: (a) the closing price (in regular trading) for a share of Common Stock on the principal stock exchange on which the Common Stock is then listed or admitted to trade (the “Exchange”) for that Vesting Date or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange, plus (b) the amount of regular cash dividends paid by the Corporation on a share of Common Stock as to which the applicable ex-dividend date(s) are after the Award Date and on or before that Vesting Date; provided, however, that if the Corporation’s Common Stock is not listed or admitted to trade on any national securities exchange on such Vesting Date, the Payment Value with respect to such Vesting Date shall be either (i) if a 409A Change of Control has occurred on or prior to the Vesting Date and the Corporation’s Common Stock has ceased to be so listed or admitted to trade in connection with such 409A Change of Control, the amount of the cash consideration paid for a share of Corporation Common Stock in such transaction plus the amount of regular cash dividends paid by the Corporation on a share of Common Stock as to which the applicable ex-dividend date(s) are after the Award Date and before the date of such 409A Change of Control, or (ii) if clause (i) is not applicable, such other amount as the Administrator determines, in its sole and absolute discretion, to be fair and reasonable and consistent with the purposes of the Award. The Participant shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Appendix A, Paragraph 2 or Paragraph 4.

8.    TAX WITHHOLDING

Upon any payment in respect of the Stock Units, the Corporation shall be entitled to reduce the amount of the cash payment to the Participant with respect of the Award by the amount of any tax withholding obligations of the Corporation or its Subsidiaries with respect to such payment.

9.    ADJUSTMENT UPON SPECIFIED EVENTS

Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the 2017 Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section to the number of Stock Units (or the consideration that may become payable with respect to a vested Stock Unit) then outstanding in respect of the Award. No such adjustment shall be made, however, as to any cash dividend or distribution that has already been taken into account in determining the Payment Value pursuant to Section 7.

10.    NON-TRANSFERABILITY OF THE AWARD

The Award shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Award may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Award, shall be null and void and without effect.

11.    AMENDMENT

In the event that the Board amends the 2017 Plan and such amendment modifies or otherwise affects the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the 2017 Plan. However, the timing of payment of the Award (to the extent it becomes vested) shall be as set forth in this Award Agreement and may not be changed (pursuant to the Plan, any amendment thereto, or otherwise) except as would be compliant with (and not result in any tax, penalty or interest under) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

12.    CONSTRUCTION

In the event of any conflict between the 2017 Plan and this Agreement, the provisions of the 2017 Plan shall control. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. This Agreement shall be governed in all respects by the laws of the State of Florida.

13.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Corporation and the Participant and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

14.    HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

15.    CLAWBACK POLICY

The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or cash received with respect to the Stock Units.

16.    SECTION 409A

It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OCWEN FINANCIAL CORPORATION

By:

PARTICIPANT

By:

APPENDIX A

VESTING REQUIREMENTS

The Stock Units subject to the Award will be eligible to vest in three equal annual installments based on the Corporation’s achievement of certain performance goals as determined below and subject, in each case, to the continued service requirements set forth in this Agreement.

The Stock Units that will be available to vest at the end each of the following measurement periods (each, a “Measurement Period”) will be determined by multiplying the target number of Stock Units eligible to vest on that Vesting Date (one-third of the total target number of Stock Units subject to the Award) by the percentage of Stock Units vesting on that Vesting Date based on the cumulative total shareholder return (“Cumulative TSR”, as defined below) achieved by the Corporation for that Measurement Period:

•	First Measurement Period: _________ through ________

•	Second Measurement Period: _________ through ________

•	Third Measurement Period: _________ through ________

(1)    One-third of the Stock Units subject to the Award will be eligible to vest on the first anniversary of the Award Date (the first Vesting Date) based on the Corporation’s Cumulative TSR achieved during the First Measurement Period as follows:

Cumulative TSR Achieved	Performance Level	Percentage of Stock Units Vesting
____%	Below Threshold	0%
____%	Threshold	50%
____%	Target	100%
____%	Maximum	200%

(2)    One-third of the Stock Units subject to the Award will be eligible to vest on the second anniversary of the Award Date (the second Vesting Date) based on the Corporation’s Cumulative TSR achieved during the Second Measurement Period as follows:

Cumulative TSR Achieved	Performance Level	Percentage of Stock Units Vesting
____%	Below Threshold	0%
____%	Threshold	50%
____%	Target	100%
____%	Maximum	200%

(3)    One-third of the Stock Units subject to the Award will be eligible to vest on the third anniversary of the Award Date (the third Vesting Date) based on the Corporation’s Cumulative TSR achieved during the Third Measurement Period as follows:

Cumulative TSR Achieved	Performance Level	Percentage of Stock Units Vesting
____%	Below Threshold	0%
____%	Threshold	50%
____%	Target	100%
____%	Maximum	200%

Provided that the level of Cumulative TSR achieved is at least “Threshold,” the percentage of Stock Units vesting on a Vesting Date based on the Cumulative TSR achieved between the levels set forth in the table above for the applicable Measurement Period will be determined based on straight-line interpolation between points (for clarity, if the Cumulative TSR achieved for the Third Measurement Period was ____%, the percentage of Stock Units vesting for the Third Measurement Period would be ____%).

Definitions. For purposes of this Appendix A, the following definitions shall apply:

“Beginning Stock Price” means the average of the Closing Stock Prices for the thirty (30) consecutive trading days ending with the first trading day of the applicable Measurement Period.

“Closing Stock Price” means, as of any calendar day, the sum of (a) the closing price (in regular trading) for a share of Common Stock on the principal stock exchange on which the Common Stock is then listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange, plus (b) (as of any date after the Award Date) the amount of regular cash dividends paid by the Corporation on a share of Common Stock as to which the applicable ex-dividend date(s) are after the Award Date and on or before the particular calendar day in question. If the Common Stock is no longer listed or admitted to trade on a national securities exchange as of any particular date, the Closing Stock Price for that date shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

“Cumulative Total Shareholder Return” (or “Cumulative TSR”) means the cumulative (non-compounded) total return (expressed as a percentage) of an investment in the Corporation’s Common Stock for the applicable Measurement Period, determined using the Beginning Stock Price to value the Corporation’s Common Stock at the start of the applicable Measurement Period and the Ending Stock Price to value the Corporation’s Common Stock at the end of the applicable Measurement Period. For purposes of such determination, the Ending Price shall be equitably and proportionately adjusted by the Administrator to the extent (if any) determined necessary by the Administrator to preserve the intended incentives of the award and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the applicable Measurement Period.

“Ending Stock Price” means the average of the Closing Stock Prices for the thirty (30) consecutive trading days ending with the last trading day of the applicable Measurement Period.

Determination. Following the end of each Measurement Period, the Administrator shall make a determination as to the Corporation’s achievement of the performance-based vesting requirements set forth in this Appendix A as to that Measurement Period. Any Stock Units subject to the Award corresponding to a particular Measurement Period that are outstanding at the end of that Measurement Period and are not eligible to vest in accordance with this Appendix A based on the Corporation’s performance during that Measurement Period shall terminate as of the last day of that Measurement Period. In all events, the Administrator’s determination of the Corporation’s performance during each Measurement Period, and the number of Stock Units eligible to vest, pursuant to this Appendix A shall be final and binding.

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